Exhibit 13



                                                   July 1, 1983


Legg Mason Tax-Exempt Trust, Inc.
Seven East Redwood Street
Baltimore, Maryland 21203

Gentlemen:

         Please be advised that the 100,000 shares of Legg Mason Tax-Exempt Trust, Inc. which we have today purchased from you were purchased as an investment with no present intention of redeeming or selling such shares, and we do not now have any intention of redeeming or selling such shares.


                                              Very truly yours,


                                              LEGG MASON WOOD WALKER, INC.


                                              By /s/ H.M. Lowman, Jr.
                                                 _____________________________
                                                 Vice President